UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Invesco QQQ TrustSM, Series 1

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nasdaq-100 Index® on TradeTalks with Jill Malandrino

TradeTalks broadcasts covering the Nasdaq-100 Index (NDX) featuring conversations with top industry thought leaders on the latest trends, news and education.

Mark Marex, Senior Director of Index Research at Nasdaq, Paul Schroeder, Director of Factor & QQQ Equity Product Strategy at Invesco, and Kirsten Wegner, CEO of the Industry Association, join Jill Malandrino on Nasdaq TradeTalks to discuss the role of indexes in the financial ecosystem and product landscape and how it allows for investor choice and innovation.

Transcript

07:23 – To your point, Q’s been around for decades. I understand that there’s a special meeting of QQQ shareholders that’s scheduled for December 5th, just a few weeks away to vote on a proposed proxy. What does that mean for shareholders of QQQ? Should they vote? Is that going to impact the performance or how it fits within their portfolios?

Yeah. Great question and I’m glad you asked. So that meeting is coming up in the first week of December and it’s something that I think is very fitting for QQQ to be doing. It’s structured currently as a UIT like many ETFs were that were launched in the 90s. And we’re proposing to change the structure to a standard ETF like any ETF that’s launched today to a 1940 Act open end fund. And what does that fundamentally mean? It means, really three things. First, the cost the expense ration will drop from 20 basis points down to 18 basis points. Secondly, there’s going to be greater transparency with the fund, where there will be semi-annual reports, a summary prospectus and also a greater board oversight on it. And then thirdly, I think probably most important, one of the more common quests we get is that it’s not going to create any tax consequences because it’s just changing the structure. There aren’t going to be any buys or sells related the shift from structure. So at the end of the day, we feel that it aligns with investors long term goals of lowering the expense ratio and, you know, really living up to the themes of what you see with ETFs

INVESCO QQQ SCRIPT

May I please speak with (SHAREHOLDER’S FULL NAME)? (Repeat greeting if necessary)

We sincerely apologize for the repeated calls and letters regarding your investment in the Invesco QQQ Trust. Once your vote is recorded, all outreach will stop.

Would you like to vote along with Invesco’s recommendation IN FAVOR of the proposals to modernize QQQ, lower fees, and maintain the same investment strategy?

(Pause for response)

If YES:

(Proceed to confirming the vote)

If NO or shareholder hasn’t received materials:

Invesco recommends voting in favor because converting QQQ from a Unit Investment Trust to an Open-End Fund will:

•	Modernize the fund’s structure and operations

•	Provide greater flexibility, including securities lending and dividend reinvestment

•	Reduce the expense ratio from 0.20% to 0.18%, saving shareholders an estimated $70M annually

Invesco believes these changes are in shareholders’ best interests. Would you like to vote with their recommendation?

(Pause for response and address questions)

If still declines:

I understand. Thank you and have a good day.

If unavailable:

We can be reached toll-free at 800-886-4839, Monday to Friday, 10 AM–11 PM Eastern. Thank you and have a good day.

Confirming the vote:

I am recording your vote (recap voting instructions) For the December 5th Meeting. For confirmation, please state your full name and zip code. (Pause)

Thank you. You will receive written confirmation in 3–5 business days. No further action is necessary

Invesco QQQ – Voicemail Script

Hello,

We sincerely apologize for the repeated calls and letters regarding your investment in the Invesco QQQ Trust. Once your vote is recorded, all outreach will stop immediately

Please call 800-886-4839 at your earliest convenience to cast your vote for the Special Meeting of Shareholders scheduled for December 5, 2025.

Thank you for your time and understanding.